Exhibit 10.2

FIRST AMENDMENT TO THE

RURAL/METRO CORPORATION

2000 NON-QUALIFIED STOCK OPTION PLAN

THIS FIRST AMENDMENT (“Amendment”) to the Rural/Metro Corporation 2000 Non-Qualified Stock Option Plan is made on November 9, 2007, by Rural/Metro Corporation., a Delaware corporation (the “Company”).

R E C I T A L S:

A. The Company maintains the Rural/Metro Corporation 2000 Non-Qualified Stock Option Plan, which was adopted by the Company’s Board of Directors and made effective on August 11, 2000 (the “Plan”);

B. The Compensation Committee of the Company’s Board of Directors is authorized to act as the “Committee” established to administer equity-based compensation plans, and to discharge any responsibilities imposed on the Committee under those plans;

C. Section 16 of the Plan authorizes the Committee to amend, suspend, or terminate the Plan; and

D. The Committee desires to amend the Plan, as set forth in this Amendment.

The Company hereby adopts this Amendment pursuant to the authority granted to the Committee, as follows:

1. A new Section 18 is hereby added to the Plan, to read as follows:

“18. Suspension of Further Option Grants. Effective as of November 9, 2007, the Company shall not make any further grants of Options under the Plan unless the Plan is amended to permit such further grants, provided that any such amendment shall be subject to the approval of the Company’s stockholders at an annual meeting of the stockholders or at a special meeting of the shareholders called for the purpose of approving such an amendment.”

2. Except as provided in this Amendment, all of the terms and conditions of the Plan shall remain in full force and effect.

RURAL/METRO CORPORATION, a Delaware corporation

By	/s/ Kristine B. Ponczak
Kristine B. Ponczak, Chief Financial Officer